Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Announces Reverse Stock Split in

Order to Maintain NASDAQ Listing

Common stock will begin trading on a split-adjusted basis on June 13, 2012

Mountain View, California - June 12, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced a 10-for-1 reverse split of its common stock. The reverse stock split became effective today at 5:01 p.m. Eastern Time and Alexza’s common stock will begin trading on The NASDAQ Global Market on a split-adjusted basis when the market opens on Wednesday, June 13, 2012.

At the effective time of the reverse stock split, every ten shares of Alexza’s issued and outstanding common stock converted automatically into one issued and outstanding share of common stock, without any change in the par value per share. The reverse stock split reduced the number of shares of Alexza’s common stock outstanding from approximately 119.6 million to approximately 12.0 million. In addition, the reverse stock split effected a proportionate adjustment to the per share exercise price and the number of shares issuable upon the exercise or settlement of all outstanding options, restricted stock units and warrants to purchase or acquire shares of Alexza’s common stock, and the number of shares reserved for issuance pursuant to Alexza’s existing equity incentive and employee stock purchase plans were reduced proportionately. No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the closing sale price of the Alexza’s common stock as reported today on the NASDAQ Global Market. Alexza’s transfer agent will provide instructions to stockholders regarding the process for exchanging shares. Additional information regarding the reverse stock split can be found in Alexza’s definitive proxy statement filed with the Securities and Exchange Commission on April 27, 2012.

The purpose of the reverse stock split is to raise the per share trading price of Alexza’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Global Market. As previously disclosed, in order to maintain Alexza’s listing on The NASDAQ Global Market, on or before July 30, 2012, the common stock must have a minimum closing bid price of $1.00 per share for a minimum of 10 prior consecutive trading days. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of Alexza’s common stock prior to July 30, 2012 to meet this requirement.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a complete response letter (CRL) from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. On May 3, 2012, Alexza announced that it had received a second CRL from the FDA regarding the ADASUVE NDA. Alexza is working to fully understand the specifics of the deficiencies and plans to resubmit the ADASUVE NDA as soon as possible.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ is a registered trademark of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the company’s expectations or beliefs, including any such statement about the effects of the reverse stock split, is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financing, the Company’s ability to maintain the listing of its common stock on The NASDAQ Global Market, the Company’s plans to resubmit the ADASUVE NDA, the ability of the Company to address the issues raised in the May 2012 CRL, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com